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                                                Filed Pursuant to Rule 424(b)(3)
                                       Registration Statement File No. 333-86555

                                [AUTOCYTE LOGO]
                              780 Plantation Drive
                        Burlington, North Carolina 27215

                                  Nasdaq: ACYT

                                                              September 20, 1999

Dear Stockholder:

     I am enclosing for your consideration a supplement to the joint proxy statement/prospectus of AutoCyte and NeoPath dated September 8, 1999. The enclosed supplement describes a lawsuit against AutoCyte that arose after the mailing on September 10, 1999 of the joint proxy statement/prospectus. Also enclosed is a replacement proxy card for the special meeting of stockholders of AutoCyte. Please note that the replacement proxy card is a different color than the proxy card that you originally received.

     TO HAVE YOUR VOTE COUNTED AT THE AUTOCYTE SPECIAL MEETING, WE MUST RECEIVE THE ENCLOSED PROXY CARD EVEN IF YOU HAVE ALREADY SIGNED AND RETURNED THE PROXY CARD THAT ACCOMPANIED THE ORIGINAL JOINT PROXY STATEMENT/PROSPECTUS.

     We urge you to complete and return the enclosed proxy card at your earliest convenience.

                                          Sincerely,

                                          [RICHARD A. CHARPIE SIGNATURE]
                                          Richard A. Charpie
                                          Chairman of the Board
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                                 [NEOPATH LOGO]
                              8271 154TH AVENUE NE
                           REDMOND, WASHINGTON 98052

                                  NASDAQ: NPTH

                                                              September 20, 1999

Dear Stockholder:

     I am enclosing for your consideration a supplement to the joint proxy statement/prospectus of AutoCyte and NeoPath dated September 8, 1999. The enclosed supplement describes a lawsuit against AutoCyte that arose after the mailing on September 10, 1999 of the joint proxy statement/prospectus. Also enclosed is a replacement proxy card for the special meeting of shareholders of NeoPath. Please note that the replacement proxy card is a different color than the proxy card that you originally received.

     TO HAVE YOUR VOTE COUNTED AT THE NEOPATH SPECIAL MEETING, WE MUST RECEIVE THE ENCLOSED PROXY CARD EVEN IF YOU HAVE ALREADY SIGNED AND RETURNED THE PROXY CARD THAT ACCOMPANIED THE ORIGINAL JOINT PROXY STATEMENT/PROSPECTUS.

     We urge you to complete and return the enclosed proxy card at your earliest convenience.

                                          Sincerely,

                                               Ronald R. Bromfield
                                               President and Chief Executive
                                               Officer
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                          PROSPECTUS SUPPLEMENT NO. 1
                            DATED SEPTEMBER 20, 1999
                                       TO
            JOINT PROXY STATEMENT/PROSPECTUS DATED SEPTEMBER 8, 1999

                        AUTOCYTE, INC. AND NEOPATH, INC.

     This prospectus supplement supplements the joint proxy statement/prospectus dated September 8, 1999 of AutoCyte and NeoPath relating to the issuance of shares of AutoCyte's common stock to shareholders of NeoPath in connection with AutoCyte's proposed acquisition of NeoPath. You should read this prospectus supplement in conjunction with the prospectus included in our joint proxy statement/ prospectus dated September 8, 1999, and this prospectus supplement is qualified by reference to the joint proxy statement/ prospectus, except to the extent that the information in this prospectus supplement replaces or supplements the information in the joint proxy statement/prospectus.

                              BUSINESS OF AUTOCYTE

     The following discussion amends and restates in its entirety the discussion under "Business of AutoCyte -- Legal Proceedings" and supplements the discussion under "Business of AutoCyte -- Patents, Copyrights, Licenses and Proprietary Rights."

     On September 13, 1999, Cytyc Corporation filed suit in the United State District Court for the District of Delaware against AutoCyte. The complaint alleges that AutoCyte's CytoRich(R) proprietary preservatives and reagents infringe Cytyc's patent titled "Cell Preservative Solution." The complaint seeks a determination that AutoCyte is infringing Cytyc's patent and an injunction preliminarily and permanently enjoining and restraining AutoCyte from further infringing Cytyc's patent. The complaint also seeks treble damages, plus interest, in an amount to be determined, as well as costs and reasonable attorneys fees.

     AutoCyte believes that Cytyc's claims are without factual or legal merit and intends to vigorously defend this action. However, given the early stage of this litigation, AutoCyte cannot guarantee that it will be successful in its defense of this claim. If the court were to uphold Cytyc's claims of infringement, AutoCyte, in addition to paying Cytyc's proven damages, if any, could then be prevented from selling its CytoRich preservatives and reagents or be required to obtain a license from Cytyc. If such a license were not available, AutoCyte would need to redesign its CytoRich preservatives and reagents to be non-infringing. Any change to the CytoRich preservatives and reagents would likely need to be approved by the FDA before it could be sold in the United States for gynecological applications.

     Except as described above, AutoCyte is not a party to any material legal proceedings.